N E W S
                                                                         release

THOMAS INDUSTRIES INC.(R)


EXECUTIVE OFFICE
4360 Brownsboro Road, Suite 300
Louisville, Kentucky 40207-1603
502/893-4600 - Fax: 502/895-6618






THOMAS ANNOUNCES SECOND QUARTER EARNINGS OUTLOOK

Louisville, KY, June 9, 2003 - Thomas Industries Inc. (NYSE: TII) today announced that, for the second quarter of 2003, it anticipates a decline in earnings of four to seven cents per share as compared to the second quarter of 2002. This is primarily a result of today's earnings outlook announcement from The Genlyte Group Incorporated.

      Genlyte reported it anticipates a 10-15 percent decrease in earnings for the second quarter of 2003 as compared to the second quarter of 2002. This impacts Thomas through the reporting of equity earnings received from its lighting joint venture with Genlyte, of which Thomas owns 32 percent. Genlyte owns 68 percent of the joint venture company, Genlyte Thomas Group LLC (GTG). Genlyte reported that the decline will be due to translation losses of approximately $1.5 million to $2.0 million on US dollar denominated monetary assets in their Canadian divisions, including cash and receivables, as well as legal, pension and insurance cost increases.

      In commenting on the outlook for the second quarter, Timothy C. Brown, President, Chairman and Chief Executive Officer, said, "While global economies are still very soft, particularly in our primary markets of Germany and Japan, we still expect increases in sales and operating income for our Pump and Compressor business, primarily as a result of the August 2002 acquisition of Rietschle." He added that Thomas' Pump and Compressor business has also been impacted by foreign currency losses, totaling approximately $350,000 (pre-tax) thus far in the second quarter of 2003.

      Thomas expects to release second quarter earnings during the week of July 14, 2003.

      Thomas Industries Inc., headquartered in Louisville, Kentucky, is the recognized leader in the design and manufacture of RIETSCHLE THOMAS brand pumps and compressors for use in global OEM applications, supported by worldwide sales and service for key customer applications and end-user markets. High


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quality automotive component castings are also a key offering. Other products include WELCH laboratory equipment and OBERDORFER centrifugal and rotary gear liquid pumps. The Company also owns a 32 percent interest in Genlyte Thomas Group LLC, the third largest lighting fixture manufacturer in North America. Thomas has operations in North & South America, Europe, Asia, and Australia.

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         The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries and the joint venture to meet business sales goals, fluctuations in commodity prices, increased interest costs arising from a change in the companies' leverage or change in rates, the timing of the magnitude of capital expenditures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2002. Thomas Industries makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.